UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

THE ODP CORPORATION

(Exact name of Registrant as specified in its Charter)

Delaware	85-1457062
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6600 North Military Trail Boca Raton, Florida	33496
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market (NASDAQ Global Select Market)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:

Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Explanatory Note

This Form 8-A/A is filed by The ODP Corporation (the “Company”) to reflect the expiration of the preferred stock purchase rights registered on the Form 8-A filed by the Company on May 6, 2020.

Item 1. Description of Registrant’s Securities to be Registered.

Item 1 is hereby amended and supplemented as follows:

Pursuant to the terms of the Rights Agreement, dated as of May 5, 2020, between The ODP Corporation (the “Company”) and Computershare Inc., as rights agent, as amended and restated by the Amended and Restated Rights Agreement, dated as of June 30, 2020, by and among the Company, Computershare Inc., as rights agent, and, solely with respect to Section 37 thereof, Office Depot LLC (the “Rights Agreement”), the Company’s preferred stock purchase rights under the Rights Agreement (the “Rights”) expired at the close of business, New York City time, on May 4, 2021. As a result, the shares of common stock, par value $0.01 per share, of the Company are no longer accompanied by the Rights. Stockholders of the Company were not entitled to any payment as a result of the expiration of the Rights.

Item 2. Exhibits.

3.3	Certificate of Designations of Series A Junior Participating Preferred Stock of the Company (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on July 1, 2020).

3.5	Amended and Restated Certificate of Designations of Series A Junior Participating Preferred Stock of Office Depot, Inc. (incorporated by reference to Exhibit 3.5 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on July 1, 2020).

4.1	Amended and Restated Rights Agreement, dated as of June 30, 2020, among The ODP Corporation, Computershare Inc., as rights agent, and solely with respect to Section 37 thereof, Office Depot, LLC (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on July 1, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE ODP CORPORATION

By:	/s/ N. DAVID BLEISCH
Name: N. David Bleisch
Title: EVP, Chief Legal & Administrative Officer

Dated: May 4, 2021